Citigroup Global Markets Holdings Inc.	April 28, 2017 Medium-Term Senior Notes, Series N Pricing Supplement No. 2017-USNCH0494 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Overview

▪	The securities offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity with a value that may be greater than, equal to or less than the stated principal amount, depending on the performance of shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF (the “underlying shares”) from the initial share price to the final share price.

▪	The securities offer modified exposure to the performance of the underlying shares, with (i) the opportunity to participate on a leveraged basis in a limited range of potential appreciation of the underlying shares and (ii) contingent repayment of the stated principal amount at maturity if the underlying shares depreciate, but only so long as that depreciation does not exceed 30.00%. In exchange for these features, investors in the securities must be willing to forgo any appreciation of the underlying shares in excess of the maximum return at maturity specified below and any dividends that may be paid on the underlying shares over the term of the securities. In addition, investors in the securities must be willing to accept full downside exposure to the underlying shares if the underlying shares depreciate by more than 30.00%. If the underlying shares depreciate by more than 30%, you will not be repaid the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value of those shares) that will be worth less than your initial investment and possibly worth nothing. You may lose up to your entire investment in the securities.

▪	In order to obtain the modified exposure to the underlying shares that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any cash payment or delivery of underlying shares due under the securities if we and Citigroup Inc. default on our obligations. All payments and/or deliveries on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF (NYSE Arca symbol: “ASHR”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$4,396,000
Stated principal amount:	$1,000 per security
Pricing date:	April 28, 2017
Issue date:	May 3, 2017
Valuation date:	April 28, 2022, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	May 3, 2022
Payment at maturity:

For each $1,000 stated principal amount security you hold at maturity:

▪  If the final share price is greater than the initial share price:
$1,000 + the leveraged return amount, subject to the maximum return at maturity

▪  If the final share price is less than or equal to the initial share price but greater than or equal to the barrier price:
$1,000

▪  If the final share price is less than the barrier price:

A number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)

If the final share price is less than the barrier price, you will receive underlying shares (or, in our sole discretion, cash) worth less than 70.00% of the stated principal amount of your securities, and possibly nothing, at maturity. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion of your investment.

Initial share price:	$24.82, the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date
Equity ratio:	40.29009, the stated principal amount divided by the initial share price, subject to adjustment as described in this pricing supplement
Share percent increase:	The final share price minus the initial share price, divided by the initial share price
Leveraged return amount:	$1,000 × the share percent increase × the leverage factor
Leverage factor:	130.00%
Maximum return at maturity:	$800.00 (80.00% of the stated principal amount) per security. Because of the maximum return at maturity, the payment at maturity will not exceed $1,800.00 per security.
Barrier price:	$17.374, 70.00% of the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17324CHJ8 / US17324CHJ80
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1) (2)	Underwriting fee(3)	Proceeds to issuer
Per security:	$1,000.00	$30.00	$970.00
Total:	$4,396,000.00	$131,880.00	$4,264,120.00

(1) On the date of this pricing supplement, the estimated value of the securities is $913.60 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The issue price for investors purchasing the securities in fee-based advisory accounts will be $970.00 per security, assuming no custodial fee is charged by a selected dealer, and up to $975.00 per security, assuming the maximum custodial fee is charged by a selected dealer. See “Supplemental Plan of Distribution” in this pricing supplement.

(3) For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-06 dated April 7, 2017	Prospectus Supplement and Prospectus each dated April 7, 2017

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect what you receive at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Dilution and Reorganization Adjustments. The initial share price, the barrier price and the equity ratio are each subject to adjustment upon the occurrence of any of the events described in the section “Additional Terms of the Securities—Dilution and Reorganization Adjustments” in this pricing supplement. That section supersedes the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

Prospectus for ETF. In addition to this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, you should read the prospectus for the ETF on file at the SEC website, which can be accessed via the hyperlink below. The contents of that prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

http://www.sec.gov/Archives/edgar/data/1503123/000119312516723741/d155554d485bpos.htm

Hypothetical Examples

The diagram below illustrates the value of what you will receive at maturity for a range of hypothetical percentage changes from the initial share price to the final share price. On the maturity date, the value of any underlying shares you receive may differ from their value on the valuation date.

Investors in the securities will not receive any dividends on the underlying shares or the stocks included in or held by the ETF. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the ETF” below.

April 2017	PS-2

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Barrier Securities Payment at Maturity Diagram

■ The Securities	■ The Underlying Shares

What you actually receive at maturity per security will depend on the actual final share price. The examples below are intended to illustrate how what you receive at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much.

Example 1—Upside Scenario A. The hypothetical final share price is $32.27 (an approximately 30.00% increase from the initial share price), which is greater than the initial share price.

Payment at maturity per security = $1,000 + the leveraged return amount, subject to the maximum return at maturity of $800.00 per security

= $1,000 + ($1,000 × the share percent increase × the leverage factor), subject to the maximum return at maturity of $800.00 per security

= $1,000 + ($1,000 × 30.00% × 130.00%), subject to the maximum return at maturity of $800.00 per security

= $1,000 + $390.00, subject to the maximum return at maturity of $800.00 per security

= $1,390.00

Because the underlying shares appreciated from the initial share price to the hypothetical final share price and the leveraged return amount of $390.00 per security results in a total return at maturity of 39.00%, which is less than the maximum return at maturity of 80.00%, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the leveraged return amount, or $1,390.00 per security.

Example 2—Upside Scenario B. The hypothetical final share price is $47.16 (an approximately 90.00% increase from the initial share price), which is greater than the initial share price.

April 2017	PS-3

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Payment at maturity per security = $1,000 + the leveraged return amount, subject to the maximum return at maturity of $800.00 per security

= $1,000 + ($1,000 × the share percent increase × the leverage factor), subject to the maximum return at maturity of $800.00 per security

= $1,000 + ($1,000 × 90.00% × 130.00%), subject to the maximum return at maturity of $800.00 per security

= $1,000 + $1,170.00, subject to the maximum return of $800.00 per security

= $1,800.00

Because the underlying shares appreciated from the initial share price to the hypothetical final share price and the leveraged return amount of $1,170.00 per security would result in a total return at maturity of 117.00%, which is greater than the maximum return at maturity of 80.00%, your payment at maturity in this scenario would equal the maximum payment at maturity of $1,800.00 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying shares without a maximum return.

Example 3—Par Scenario. The hypothetical final share price is $23.58 (an approximately 5.00% decrease from the initial share price), which is less than the initial share price but greater than the barrier price.

Payment at maturity per security = $1,000

Because the underlying shares did not depreciate from the initial share price to the hypothetical final share price by more than 30.00%, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

Example 4—Downside Scenario. The hypothetical final share price is $7.45 (an approximately 70.00% decrease from the initial share price), which is less than the barrier price.

What you would receive at maturity per security = A number of underlying shares equal to the hypothetical equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio × the final share price)

= 40.29009 underlying shares, with an aggregate cash value (based on the final share price) of $300.00

Because the underlying shares depreciated from the initial share price to the hypothetical final share price by more than 30.00%, you would not be repaid the stated principal amount of your securities at maturity and instead would receive a number of underlying shares (or, in our sole discretion, cash based on the value thereof) worth less than the stated principal amount. In this example, the underlying shares have depreciated by 70.00% from their initial share price to their final share price, and the value of what you receive at maturity (based on the final share price) is worth 70.00% less than your initial investment.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, the value of what you receive at maturity will depend on the performance of the underlying shares. If the final share price is less than the barrier price, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than your initial investment in the securities and may be worth nothing. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares. If we elect to pay you cash at maturity in lieu of delivering any underlying shares, the amount of that cash may be less than the market value of the underlying shares on the maturity date because the market value will likely fluctuate between the valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares to you on the maturity date, the market value of such underlying shares may be less than the cash amount you would have received if we had exercised our

April 2017	PS-4

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022 cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

▪	The barrier feature of the securities exposes you to particular risks. If the final share price is less than the barrier price, the contingent repayment of the stated principal amount at maturity will not apply and you will receive underlying shares (or, in our sole discretion, cash based on the value thereof) that will be worth less than $700.00 per security and may be worth nothing. Therefore, the securities offer no protection at all if the underlying shares depreciate by more than 30.00% from the initial share price to the final share price. As a result, you may lose your entire investment in the securities.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 80.00%, which is equivalent to a maximum return at maturity of $800.00 per security. Taking into account the leverage factor, any increase in the final share price over the initial share price by more than approximately 61.54% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying shares unless and until you receive underlying shares at maturity. As of April 28, 2017, the trailing 12-month dividend yield of the underlying shares was approximately 0.69%. While it is impossible to know the future dividend yield of the underlying shares, if this trailing 12-month dividend yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 3.45% (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. Furthermore, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity. Any such change may adversely affect the market price of the underlying shares.

▪	What you receive at maturity depends on the closing price of the underlying shares on a single day. Because what you receive at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

April 2017	PS-5

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the securities held by the ETF, the dividend yields on the underlying shares and the securities held by the ETF, the exchange rate between the U.S. dollar and the Chinese renminbi, interest rates in the United States and China, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The underlying shares are subject to risks associated with emerging markets. The stocks held by the ETF trade in mainland Chinese markets. Non-U.S. markets tend to be more volatile than U.S. markets. In addition, companies located in emerging markets, such as China, may be subject to heightened political, economic, social and financial risks.

▪	The underlying shares are subject to risks associated with investing in mainland China. The ETF holds shares issued by mainland Chinese issuers that trade on mainland Chinese exchanges, and the ETF is therefore subject to all of the risks of investing in mainland China, including heightened risks of inflation or nationalization and market fluctuations caused by economic and political developments. In addition, the Chinese economy may be highly vulnerable to changes in local or global trade conditions, and may suffer from a rise in the Chinese government’s debt burden. Mainland Chinese securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially resulting in market

April 2017	PS-6

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022 distortions and volatility. Moreover, the Chinese economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, labor conditions and self-sufficiency. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

It is important to understand that the ETF holds shares that are traded on mainland Chinese exchanges, and not on an exchange in Hong Kong. Shares traded on mainland Chinese exchanges, referred to as A-Shares, are subject to regulation by Chinese authorities, including regulations that limit the amount of shares that may be held by foreign investors. These regulations may adversely affect the price of A-Shares. Trading in A-Shares may be less liquid and subject to greater volatility, including as a result of actions by the Chinese government, than trading on international exchanges outside of mainland China.

▪	Fluctuations in exchange rates will affect the price of the ETF. Because the ETF invests in shares that are traded in Chinese renminbi, while the net asset value of the ETF is based on the U.S. dollar value of those shares, holders of the securities will be exposed to currency exchange rate risk with respect to the Chinese renminbi relative to the U.S. dollar. If the U.S. dollar appreciates relative to the Chinese renminbi, the price of the underlying shares will likely decline for that reason alone. Exchange rate movements are the result of numerous factors specific to the relevant countries, including the supply of, and the demand for, the relevant currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the applicable countries and other countries important to international trade and finance.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the securities held by the ETF over the term of the securities or in instruments related to the underlying shares over the term of the securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares or the securities held by the ETF and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the securities held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Additional Terms of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in this pricing supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above.

April 2017	PS-7

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Additional Terms of the Securities” in this pricing supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	The price and performance of the underlying shares may not completely track the performance of the ETF underlying index or the net asset value per share of the ETF. The underlying share issuer does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the ETF underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and its underlying index. In addition, corporate actions with respect to the equity securities constituting the ETF’s underlying index or held by the ETF (such as mergers and spin-offs) may impact the variance between the performances of the underlying shares and the ETF’s underlying index. Finally, because the underlying shares are traded on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying shares may differ from the net asset value per share of the ETF.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the ETF and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the ETF. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the ETF’s underlying index and/or the net asset value per share of the ETF, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

▪	Changes made by the investment adviser to the underlying share issuer or by the sponsor of the index underlying the ETF may adversely affect the underlying shares. We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of IRS regulations providing a general exemption for financial instruments issued in 2017 that do not have a “delta” of one,

April 2017	PS-8

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022 the securities should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Information About the Underlying Shares

The Deutsche X-trackers Harvest CSI 300 China A-Shares ETF (the “underlying share issuer”) is an exchange-traded fund managed by Harvest Global Investments Limited (the “sub-adviser”).  DBX Advisors LLC (the “adviser”) is the investment adviser to the underlying share issuer.  The sub-adviser is responsible for the investment management of the underlying share issuer, subject to the supervision of the advisor.  The underlying share issuer is part of the DBX ETF Trust, a Delaware statutory trust offering a number of managed investment portfolios, of which the underlying share issuer is one.  Information provided to or filed with the SEC by DBX ETF Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-170122 and 811-22487, respectively, through the SEC’s website at http://www.sec.gov.  In addition, information may be obtained from public sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Deutsche X-trackers Harvest CSI 300 China A-Shares ETF trades on the NYSE Arca under the ticker symbol “ASHR.”

You may receive underlying shares of the ETF at maturity. Therefore, in making your decision to invest in the securities, you should review the prospectus related to the ETF dated September 30, 2016 filed by the ETF and available at http://www.sec.gov/Archives/edgar/data/1503123/000119312516723741/d155554d485bpos.htm.

The underlying share issuer seeks investment results that correspond generally to the performance, before fees and expenses, of the CSI 300 Index (the “ETF underlying index”).  The ETF underlying index is designed to reflect the price fluctuation and performance of the China A-Share market and is composed of the 300 largest and most liquid stocks in the China A-Share market.  The ETF underlying index includes small-cap, mid-cap and large-cap stocks.  A-Shares are equity securities issued by companies incorporated in mainland China and are denominated and traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges.  For more information about the ETF underlying index, see “—Description of the CSI 300 Index” below.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, none of Citigroup Global Markets Holdings Inc., Citigroup Inc. or CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the ETF underlying index.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying shares.

Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from November 6, 2013 to April 28, 2017. The table that follows shows the high and low closing prices of, and dividends paid on, the underlying shares for each quarter in that same period. The underlying shares began trading on November 6, 2013 and therefore have a limited historical performance. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

April 2017	PS-9

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Deutsche X-trackers Harvest CSI 300 China A-Shares ETF – Historical Closing Prices November 6, 2013 to April 28, 2017

* The red line indicates the barrier price of $17.374, equal to 70.00% of the closing price on April 28, 2017.

Deutsche X-trackers Harvest CSI 300 China A-Shares ETF	High	Low	Dividends
2013
Fourth Quarter (beginning November 6, 2013)	$26.09	$23.92	$0.00000
2014
First Quarter	$24.20	$21.27	$0.00000
Second Quarter	$23.19	$21.67	$0.00000
Third Quarter	$26.04	$22.19	$0.00000
Fourth Quarter	$37.21	$24.90	$0.10183
2015
First Quarter	$42.89	$33.67	$0.00000
Second Quarter	$55.17	$42.32	$0.00000
Third Quarter	$44.30	$30.11	$0.00000
Fourth Quarter	$38.30	$27.99	$0.32817
2016
First Quarter	$25.96	$21.08	$0.00000
Second Quarter	$25.19	$22.68	$0.00000
Third Quarter	$26.02	$23.59	$0.00000
Fourth Quarter	$26.18	$23.45	$0.17143
2017
First Quarter	$25.50	$23.89	$0.00000
Second Quarter (through April 28, 2017)	$25.50	$24.78	$0.00000

The closing price of the underlying shares on April 28, 2017 was $24.82.

We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

April 2017	PS-10

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Description of the CSI 300 Index

The CSI 300 Index, which we refer to as the ETF underlying index, consists of 300 stocks with the largest liquidity and market capitalization from the entire universe of listed A-Share companies in China. A-Shares are shares of mainland Chinese companies that are traded in Chinese renminbi on the Shenzhen and Shanghai Stock Exchanges. The ETF underlying index is calculated and published by China Securities Index Company Limited. We have derived all information contained in this pricing supplement regarding the ETF underlying index from publicly available information prepared by China Securities Index Company Limited. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, China Securities Index Company Limited.

Selection Criteria

The universe of shares eligible to be included in the ETF underlying index consists of all the A-Shares listed on the Shanghai and Shenzhen Stock Exchanges that satisfy the following conditions:

i.	the shares have been listed for more than three months, except that shares listed for less than three months may be eligible for inclusion in the ETF underlying index if the daily average total market value of the shares since the shares’ initial listing is in the top thirty of all the A-Shares;

ii.	the shares are neither ST Stock nor *ST Stock; and

iii.	the shares have not been suspended from trading for 3 months as of the date of determination of eligibility for inclusion in the ETF underlying index.

“ST Stocks” are shares that are given special treatment by regulators as a result of the issuer having financial losses for a continuous 2 years, the shares having volatility that is considered high and other factors. “*ST Stocks” are treated specially by regulators to inform investors of the potential risk of delisting of the issuer’s shares. Shares of companies that suffered losses in financial reports are not included in the ETF underlying index in principle unless the shares exert a great impact on the representativeness of the ETF underlying index. In addition, the CSI Index Advisory Committee may also determine to exclude shares that have been suspended for trading for close to 3 months as of the date of determination of eligibility for inclusion in the ETF underlying index.

From this universe of eligible A-Shares, the constituent A-Shares included in the ETF underlying index are selected through the following procedure:

i.	calculate each eligible A-Share’s daily average trading value and daily average total market value during the most recent year, or in case of a new issue, during the 4th trading day that it was a public company;

ii.	rank the shares in the eligible universe by A-Share daily average trading value over the most recent year in descending order and delete the bottom ranked 50%; and

iii.	rank the remaining shares by A-Share daily average market value over the most recent year in descending order.

The companies whose shares rank in the top 300 following step iii. are selected as constituents of the ETF underlying index (subject to the discussion in the next paragraph).

The constituents of the ETF underlying index are selected every six months in early June and early December, with changes implemented on the first trading day of each January and July. Data used for review in June includes trading data and financial data from May 1 of the previous year to April 30 of the review year (in the case of an IPO, data since its listing time are used). Data used for review in December includes trading data and financial data from November 1 of the previous year to October 31 of the review year (in the case of an IPO, data since its listing time are used). The number of constituents adjusted at each periodical review will not exceed 10%. In addition, the ETF underlying index includes buffer zone rules designed to minimize turnover. New candidate shares ranked in the top 240 will be given priority to add into the ETF underlying index and old constituents ranked in the top 360 will be given priority to remain in the ETF underlying index.

Index Calculation

The ETF underlying index was assigned a base value of 1000 as of December 31, 2004 (the “base date”). The level of the ETF underlying index is calculated using a Paasche weighted composite price index formula. The formula is:

where,

and

Base Period = the aggregate market value of the adjusted number of shares of each constituent of the ETF underlying index as of the base date, subject to the divisor adjustments described below.

April 2017	PS-11

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Therefore, the level of the ETF underlying index at any time represents the aggregate value of the adjusted number of shares of each constituent included in the ETF underlying index at the current time relative to the aggregate value of the adjusted number of shares of each constituent included in the ETF underlying index on the base date (subject to the divisor adjustments described below), where 1000 is used to represent such aggregate value on the base date.

The adjusted number of shares of each constituent company included in the ETF underlying index is determined by the following procedure:

i.	The total number of A-Shares of that constituent is determined.

ii.	Shares that are not considered “free float” shares are subtracted from the total number of A-Shares. Non-free float shares include restricted trading shares as well as (a) long-term holdings of founders, families, and senior executives, (b) government holdings, (c) strategic holdings, (d) frozen shares, (e) restricted employee shares and (f) cross-holdings. If the holdings of shareholders in the foregoing categories and other persons acting in concert exceeds 5% of the number of A-Shares, the holdings will be defined as non-free float.

iii.	The percentage of the total number of A-Shares of the constituent represented by its free float shares is determined by dividing the free float shares by the total number of A-Shares. This percentage is referred to as the “negotiable market cap ratio.”

iv.	The “inclusion factor” is determined for the constituent based on its negotiable market cap ratio in accordance with the following table:

If the Negotiable Market Cap Ratio is …	≤15%	(15 - 20)%	(20 – 30)%	(30 – 40)%	(40 – 50)%	(50 – 60)%	(60 – 70)%	(70 - 80)%	>80%
then the Inclusion Factor is …	Nearest higher percentage point	20%	30%	40%	50%	60%	70%	80%	100%

v.	The adjusted number of shares of the constituent is equal to the constituent’s inclusion factor multiplied by the constituent’s total number of A-Shares.

Therefore, the weighting of each constituent in the ETF underlying index may be understood as being based on each constituent’s modified free float market capitalization (i.e., the aggregate market value of the constituent’s modified free float shares), where the modified free float is determined by rounding up the actual free float percentage to the relevant percentage specified in the table above. Each constituent has a weighting in the ETF underlying index equal to its modified free float market capitalization divided by the aggregate modified free float market capitalization of all constituents of the ETF underlying index, so that constituents with larger modified free float market capitalizations have greater weight than constituents with smaller modified free float market capitalizations.

Index Maintenance

The “Base Period” divisor in the “current index level” formula specified above is subject to adjustment from time to time. The following events with respect to a constituent of the ETF underlying index may require an adjustment:

i.	Rights or bonus share issue: in the case of a rights issue or issue of bonus shares, the divisor is adjusted the day before the issuance. For purposes of the adjustment, the Adjusted Market Cap after Adjustment = Ex-right Price × Adjusted Number of Shares + Adjusted Market Cap before Adjustment (excluding stocks adjusted for right issue and bonus issue)

ii.	Share changes: when shares of constituents change due to corporate actions (e.g. re-issuance, listing of right issue), the ETF underlying index is adjusted the day before the changes. For purposes of the adjustment, Adjusted Market Cap after Adjustment = closing price × Adjusted Number of Shares after changes

iii.	Share changes caused by shareholders’ behavior: Share changes caused by shareholders’ behavior are adjusted semi-annually. The effective date is the first trading day of January and July each year and the ETF underlying index is adjusted before the effective day

iv.	Constituents adjustment: The divisor is adjusted before the effective day of a periodical review or adjustment event

When an event requiring a divisor adjustment occurs, the divisor is adjusted pursuant to the following formula:

April 2017	PS-12

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Adjusted Market Cap before Adjustment	=	Adjusted Market Cap after Adjustment
Old divisor		New divisor

The ETF underlying index is not adjusted for dividends.

Adjustment Events

The following events may require an adjustment to the ETF underlying index between periodical (i.e., every six months) reviews.

i.	IPO. If the total A-Share market capitalization of IPO shares (which equals the issue price multiplied by total A-Shares) ranks in the top 10 (compared with all the A-Shares by average daily A-Share market capitalization of the past year since the listing announcement of the IPO) in the overall market and it satisfies the requirements to be included in the ETF underlying index universe, then fast entry rules are applied here. Namely, it will be added in the ETF underlying index after the close of the tenth trading day. Meanwhile, the last ranked old constituent by daily average market capitalization of the most recent year will be deleted from the ETF underlying index. If an IPO meets the criteria of fast entry, but the time span between its listing time and the effective day of the next periodical review is less than 20 trading days, fast entry rules are not applied immediately but will be implemented together with the next periodical review.

ii.	Merger and Acquisition.

a.	Two constituent companies merge: The stock of the resulting new company will be added to the ETF underlying index and there will be a vacancy. The vacancy will be filled by the highest ranking stock in the reserve list (i.e., a list of shares that would next have been included in the ETF underlying index but for falling below the 300th stock in the ranking of eligible shares described above).

b.	One constituent company and one non-constituent company merge: The stock of the resulting new company will be added to the ETF underlying index.

c.	One non-constituent company purchases or takes over one constituent company: If the stock of the resulting new company ranks higher than the highest stock in the reserve list, the new stock will be added to the ETF underlying index. Otherwise, the highest ranking stock in the reserve list will be added to the ETF underlying index when the constituent is delisted.

d.	Merger, spin-off, acquisition and restructuring of non-constituents: If the total market capitalization of the stock of the resulting new company ranks top 10 in the overall market, fast entry rules are applied here. Otherwise, these corporate events are considered at the next periodical review.

iii.	Spin-off. If one constituent company is split so as to form two or more companies, then whether the resulting companies are eligible for inclusion or not depends on their rankings. If two or more of the resulting companies rank higher than the lowest constituent, then the resulting companies that rank higher than the lowest constituent will be added to the ETF underlying index and the lowest constituent(s) will be removed to keep the number of the constituents constant. If one or more of the resulting companies ranks higher than the lowest constituent, then the (these) new resulting company will be added to the ETF underlying index. If more than 1 company enters the ETF underlying index, the lowest constituents will be removed to keep the number of the constituents constant. If all of the resulting companies rank lower than the lowest constituent, but some or all of the resulting companies rank higher than the highest stock in the reserve list, then the highest new company will replace the split company to be added to the ETF underlying index. If all of the resulting companies rank lower than the lowest constituent and the highest stock in the reserve list, then the highest company in the reserve list will be added to the ETF underlying index.

iv.	Suspension. If a constituent is suspended from trading, CSI will determine whether to delete it from the ETF underlying index or not according to different suspension reasons.

v.	Temporary Delisted and Delisting. If a constituent company is temporarily delisted or delisted from the A-Share market, it will be removed from the ETF underlying index and be replaced by the highest-ranking company in the reserve list.

vi.	Bankruptcy. If a constituent company enters bankruptcy proceedings, it will be removed as soon as practicable and the highest-ranking stock in the reserve list will be added to the ETF underlying index.

April 2017	PS-13

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Additional Terms of the Securities

Fractional Shares

In lieu of any fractional share that you would otherwise receive in respect of the securities, at maturity you will receive an amount in cash equal to the value of such fractional share (based on the final share price).

Dilution and Reorganization Adjustments

The following provisions supersede the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

The initial share price, the barrier price, the equity ratio and the property we may deliver to you at maturity of the securities will be subject to adjustment from time to time if certain events occur that affect the underlying shares. Any of these adjustments could have an impact on the value of what you receive at maturity. CGMI, as calculation agent, will be responsible for the calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment. An adjustment will be made for events with an adjustment date (as defined below) from but excluding the pricing date to and including the valuation date, except that, if we deliver underlying shares at maturity, the equity ratio will be subject to adjustment for events with an adjustment date up to and including the maturity date.

No adjustments will be required other than those specified below. The required adjustments specified in this section do not cover all events that could have a dilutive or adverse effect on the underlying shares during the term of the securities. See “Summary Risk Factors—The securities will not be adjusted for all events that could affect the price of the underlying shares.”

The calculation agent may elect not to make any of the adjustments described below or may modify any of the adjustments described below if it determines, in its sole discretion, that such adjustment would not be made in any relevant market for options or futures contracts relating to the underlying shares or that any adjustment made in such market would materially differ from the relevant adjustment described below.

Stock Dividends, Stock Splits and Reverse Stock Splits

If the underlying share issuer:

(1)	declares a record date in respect of, or pays or makes, a dividend or distribution, in each case of underlying shares with respect to the underlying shares (excluding any share dividend or distribution for which the number of shares paid or distributed is based on a fixed cash equivalent value (“excluded share dividends”)),

(2)	subdivides or splits the outstanding underlying shares into a greater number of shares, or

(3)	combines the outstanding underlying shares into a smaller number of shares,

then, in each of these cases, the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately after giving effect to such event and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date. An adjustment will also be made to the initial share price and the barrier price by dividing each of the initial share price and the barrier price by that dilution adjustment.

Issuance of Certain Rights or Warrants

If the underlying share issuer issues, or declares a record date in respect of an issuance of, rights or warrants, in each case to all holders of the underlying shares entitling them to subscribe for or purchase the underlying shares at a price per share less than the then-current market price of the underlying shares, other than excluded rights (as defined below), then, in each case, the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date, plus the number of additional underlying shares offered for subscription or purchase pursuant to the rights or warrants, and (ii) the denominator of which will be the number of underlying shares outstanding immediately prior to the open of business on the applicable adjustment date, plus the number of additional underlying shares which the aggregate offering price of the total number of underlying shares offered for subscription or purchase pursuant to the rights or warrants would purchase at the then-current market price of the underlying shares, which will be determined by multiplying the total number of underlying shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the then-current market price. An adjustment will also be made to the initial share price and the barrier price by dividing each of the initial share price and the barrier price by that dilution adjustment. To the extent

April 2017	PS-14

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022 that, prior to the maturity date, after the expiration of the rights or warrants, the underlying share issuer publicly announces the number of underlying shares with respect to which such rights or warrants have been exercised and such number is less than the aggregate number offered, the equity ratio will be further adjusted to equal the equity ratio which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of underlying shares for which such rights or warrants were actually exercised, and a corresponding adjustment will be made to the initial share price and the barrier price.

“Excluded rights” means (i) rights to purchase underlying shares pursuant to a plan for the reinvestment of dividends or interest and (ii) rights that are not immediately exercisable, trade as a unit or automatically with the underlying shares and may be redeemed by the underlying share issuer.

The “then-current market price” of the underlying shares, for the purpose of applying any dilution adjustment, means the average closing price of the underlying shares for the ten scheduled trading days ending on the scheduled trading day immediately preceding the related adjustment date. For purposes of determining the then-current market price, if a market disruption event occurs with respect to the underlying shares on any such scheduled trading day, the calculation agent may disregard the closing price on such scheduled trading day for purposes of calculating such average; provided that the calculation agent may not disregard more than five scheduled trading days in such ten–scheduled trading day period.

Spin-offs and Certain Other Non-Cash Distributions

If the underlying share issuer (a) declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares, of any class of its capital stock, the capital stock of one or more of its subsidiaries (excluding any capital stock of a subsidiary in the form of marketable securities (as defined below)), evidences of its indebtedness or other non-cash assets or (b) issues to all holders of underlying shares, or declares a record date in respect of an issuance to all holders of underlying shares of, rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, in each case excluding any share dividends or distributions referred to above, excluded share dividends, any rights or warrants referred to above, excluded rights and any reclassification referred to below, then, in each of these cases, the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of one underlying share and (ii) the denominator of which will be the then-current market price of one underlying share less the fair market value as of open of business on the adjustment date of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one underlying share. An adjustment will also be made to the initial share price and the barrier price by dividing each of the initial share price and the barrier price by that dilution adjustment. If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of underlying shares consists, in whole or in part, of marketable securities (other than marketable securities of a subsidiary of the underlying share issuer), then the fair market value of such marketable securities will be determined by the calculation agent by reference to the closing price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings Inc., whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or issuance to which the immediately preceding paragraph would otherwise apply, the denominator in the fraction referred to in such paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings Inc. may, at its option, elect to have the adjustment to the equity ratio provided by such paragraph not be made and, in lieu of this adjustment, the closing price of the underlying shares on any date of determination thereafter will be deemed to be equal to the sum of (i) the closing price of the underlying shares on such date and (ii) the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of open of business on the adjustment date, by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings Inc., whose determination will be final) so distributed or issued applicable to one underlying share. If the closing price of the underlying shares as so determined on the valuation date is less than the barrier price, each holder of the securities will receive per security at maturity (x) a number of underlying shares equal to the equity ratio (with cash in lieu of any fractional share based on the closing price of such shares on the valuation date) (or, in our sole discretion, cash based on the value thereof) and (y) cash in an amount per security equal to the equity ratio as of the adjustment date for such dividend, distribution or issuance multiplied by the fair market value determined pursuant to clause (ii) of the immediately preceding sentence.

If the underlying share issuer declares a record date in respect of, or pays or makes, a dividend or distribution, in each case to all holders of underlying shares of the capital stock of one or more of its subsidiaries in the form of marketable securities, the closing price of the underlying shares on any date of determination from and after open of business on the adjustment date will in each case equal the closing price of the underlying shares plus the product of (i) the closing price of such shares of subsidiary capital stock on such date and (ii) the number of shares of such subsidiary capital stock distributed per underlying share. If the closing price of the underlying shares as so determined on the valuation date is less than the barrier price, then in each of these cases, each holder of the securities will receive at maturity per security a combination of (x) a number of underlying shares equal to the equity ratio and (y) a number of shares of such subsidiary capital stock equal to the equity ratio multiplied by the number of shares of such subsidiary capital stock distributed per underlying share (in each case with cash in lieu of any fractional share based on the closing price of such shares on the valuation date) (or, in our sole discretion, cash based on the value thereof). In the event an adjustment pursuant to this paragraph

April 2017	PS-15

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022 occurs, following such adjustment, the adjustments described in this section “—Dilution and Reorganization Adjustments” will also apply to such subsidiary capital stock if any of the events described in this section “—Dilution and Reorganization Adjustments” occurs with respect to such capital stock.

Certain Extraordinary Cash Dividends

If the underlying share issuer declares a record date in respect of a distribution of cash, by dividend or otherwise, to all holders of underlying shares, other than (a) any permitted dividends described below, (b) any cash distributed in consideration of fractional underlying shares and (c) any cash distributed in a reorganization event referred to below, then in each case the equity ratio will be multiplied by a dilution adjustment equal to a fraction, (i) the numerator of which will be the then-current market price of the underlying shares, and (ii) the denominator of which will be the then-current market price of the underlying shares less the amount of the distribution applicable to one underlying share which would not be a permitted dividend (such amount, the “Extraordinary Portion”). An adjustment will also be made to the initial share price and the barrier price by dividing each of the initial share price and the barrier price by that dilution adjustment. In the case of an issuer that is organized outside the United States, in order to determine the Extraordinary Portion, the amount of the distribution will be reduced by any applicable foreign withholding taxes that would apply to dividends or other distributions paid to a U.S. person that claims any reduction in such taxes to which a U.S. person would generally be entitled under an applicable U.S. income tax treaty, if available.

A “permitted dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of underlying shares other than to the extent that such distribution, together with all other such distributions in the same quarterly fiscal period of the underlying share issuer with respect to which an adjustment to the equity ratio under this “—Certain Extraordinary Cash Dividends” section has not previously been made, per underlying share exceeds the sum of (a) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the immediately preceding quarterly fiscal period, if any, per underlying share and (b) 10% of the closing price of the underlying shares on the date of declaration of such distribution, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of underlying shares have the option to receive either a number of underlying shares or a fixed amount of cash. If the underlying share issuer pays a dividend on an annual basis rather than a quarterly basis, the calculation agent will make such adjustments to this provision as it deems appropriate.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the first paragraph under “—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Global Markets Holdings Inc. may, at its option, elect to have the adjustment provided by such paragraph not be made and, in lieu of this adjustment, the closing price of the underlying shares on any date of determination from and after open of business on the adjustment date will be deemed to be equal to the sum of (i) the closing price of the underlying shares on such date and (ii) the amount of cash so distributed applicable to one underlying share. If the closing price of the underlying shares as so determined on the valuation date is less than the barrier price, each holder of the securities will receive per security at maturity (x) a number of underlying shares equal to the equity ratio (with cash in lieu of any fractional share based on the closing price of such shares on the valuation date) (or, in our sole discretion, cash based on the value thereof) and (y) cash in an amount per security equal to the equity ratio as of the adjustment date for such distribution multiplied by the amount of cash determined pursuant to clause (ii) of the immediately preceding sentence.

Reorganization Events

In the event of any of the following “reorganization events” with respect to the underlying share issuer:

•	the underlying share issuer reclassifies the underlying shares, including, without limitation, in connection with the issuance of tracking stock,

•	any consolidation or merger of the underlying share issuer, or any surviving entity or subsequent surviving entity of the underlying share issuer, with or into another entity, other than a merger or consolidation in which the underlying share issuer is the continuing company and in which the underlying shares outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the underlying share issuer or another issuer,

•	any sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor as an entirety or substantially as an entirety,

•	any statutory exchange of the underlying shares with securities of another issuer, other than in connection with a merger or acquisition,

•	another entity completes a tender or exchange offer for all the outstanding underlying shares or

•	any liquidation, dissolution or winding up of the underlying share issuer or any successor of the underlying share issuer,

April 2017	PS-16

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022 the closing price of the underlying shares on any date of determination from and after the open of business on the adjustment date will, in each case, be deemed to be equal to the transaction value on such date of determination. The calculation agent will determine in its sole discretion whether a transaction constitutes a reorganization event as defined above, including whether a transaction constitutes a sale, transfer, lease or conveyance to another company of the property of the underlying share issuer or any successor “as an entirety or substantially as an entirety.” The calculation agent will have significant discretion in determining what “substantially as an entirety” means and may exercise that discretion in a manner that may be adverse to the interests of holders of the securities.

The “transaction value” will equal the sum of (1), (2) and (3) below:

(1)	for any cash received in a reorganization event, the amount of cash received per underlying share,

(2)	for any property other than cash or marketable securities received in a reorganization event, an amount equal to the fair market value on the effective date of the reorganization event of that property received per underlying share, as determined by a nationally recognized independent investment banking firm retained for this purpose by Citigroup Global Markets Holdings Inc., whose determination will be final, and

(3)	for any marketable securities received in a reorganization event, an amount equal to the closing price per unit of these marketable securities on the applicable date of determination multiplied by the number of these marketable securities received per underlying share, plus, in each case, if underlying shares continue to be outstanding following the reorganization event, the closing price of the underlying shares.

“Marketable securities” are any perpetual equity securities or debt securities with a stated maturity after the maturity date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting marketable securities included in the calculation of transaction value pursuant to clause (3) above will be adjusted if any event occurs with respect to the marketable securities or the issuer of the marketable securities between the time of the reorganization event and maturity of the securities that would have required an adjustment as described above, had it occurred with respect to the underlying shares or the underlying share issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above, as determined by the calculation agent.

If the closing price of the underlying shares as determined based on the transaction value on the valuation date is less than the barrier price, each holder of the securities will receive per security at maturity (i) cash in an amount equal to the equity ratio immediately preceding the reorganization event multiplied by the sum of clauses (1) and (2) in the definition of “Transaction Value” above, (ii) if the underlying shares continue to be outstanding following the effective date of the reorganization event, a number of such underlying shares equal to the equity ratio (or, in our sole discretion, the cash value thereof based on the closing price of the underlying shares on the valuation date) and (iii) the number of marketable securities received per underlying share in the reorganization event multiplied by the equity ratio immediately prior to the adjustment date for the reorganization event (or, in our sole discretion, the cash value thereof based on the closing price of the marketable securities on the valuation date).

Certain General Provisions

The adjustments described in this section will be effected at the open of business on the applicable date specified below (such date, the “adjustment date”):

•	in the case of any dividend, distribution or issuance, on the applicable ex-date (as defined below),

•	in the case of any subdivision, split, combination or reclassification, on the effective date thereof, and

•	in the case of any reorganization event, on the effective date of the reorganization event.

All adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the equity ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution or issuance requiring an adjustment as described herein is subsequently canceled by the underlying share issuer, or this dividend, distribution or issuance fails to receive requisite approvals or fails to occur for any other reason, in each case prior to the maturity date, then, upon the cancellation, failure of approval or failure to occur, the equity ratio, the initial share price and the barrier price will be further adjusted to the equity ratio, the initial share price and the barrier price, respectively, which would then have been in effect had adjustment for the event not been made. All adjustments to the equity ratio

April 2017	PS-17

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022 shall be cumulative, such that if more than one adjustment is required to the equity ratio, each subsequent adjustment will be made to the equity ratio as previously adjusted.

The “ex-date” relating to any dividend, distribution or issuance is the first date on which the underlying shares trade in the regular way on their principal market without the right to receive such dividend, distribution or issuance from the underlying share issuer or, if applicable, from the seller on such market (in the form of due bills or otherwise).

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the calculation agent may determine.

Delisting, Liquidation or Termination of the Underlying Share Issuer

If a termination event occurs with respect to the underlying shares as described in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement and the calculation agent selects successor ETF shares, the calculation agent will make such adjustments to the initial share price, the barrier price and the equity ratio as are appropriate in the circumstances. If a termination event occurs and the calculation agent has not selected successor ETF shares that are available as of the valuation date, the calculation agent will calculate the closing price of the underlying shares on such date in the manner described in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement and, if the final share price as so determined is less than the barrier price, we will not deliver underlying shares at maturity but instead will pay you cash in an amount per security equal to the final share price as so determined multiplied by the equity ratio.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement. This discussion does not address the U.S. federal tax consequences of the ownership or disposition of the underlying shares that you may receive at maturity.

You should consult your tax adviser regarding the U.S. federal tax consequences of the ownership and disposition of the underlying shares.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

•	If you receive the underlying shares (and cash in lieu of any fractional shares) at maturity, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, you should not recognize gain or loss with respect to the underlying shares received. Instead, you should have an aggregate tax basis in the underlying shares received (including any fractional shares deemed received) equal to your basis in the securities. Your holding period for any underlying shares received should start on the day after receipt. With respect to any cash received in lieu of a fractional share, you should recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of the fractional share and the portion of your tax basis in the securities that is allocable to the fractional share.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had

April 2017	PS-18

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022 purchased an amount of the underlying with a value equal to the amount you paid to acquire your securities and subsequently sold that amount for its fair market value at the time your securities are sold, exchanged or retired (which would reflect the percentage increase, without regard to the upside participation rate, in the value of the underlying over the term of the securities). Alternatively, the “net underlying long-term capital gain” could be calculated using an amount of the underlying that reflects the upside participation rate used to calculate the payment that you will receive on your securities. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Moreover, if your purchase of the securities is treated as a constructive ownership transaction and you receive underlying shares at maturity, you will be treated as disposing of the securities at maturity for their fair market value in a taxable transaction for purposes of applying the constructive ownership rules to any gain that would be recognized on such deemed disposition. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt financial instruments issued in 2017 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to the underlier, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

April 2017	PS-19

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $30.00 for each $1,000 security sold in this offering (or up to $5.00 per security in the case of sales to fee-based advisory accounts). From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a fixed selling concession of $30.00 for each $1,000 security they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each $1,000 security they sell to fee-based advisory accounts. Broker-dealers affiliated with CGMI, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed selling concession, of $30.00 for each $1,000 security they sell. CGMI will pay the registered representatives of CGMI a fixed selling concession of $30.00 for each $1,000 security they sell directly to the public.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing price of the underlying shares and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately four months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the four-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors — The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

April 2017	PS-20

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the securities which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the securities will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the securities may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any securities be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the securities are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any securities referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The securities are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These securities are not insured by any governmental agency. These securities are not bank deposits. These securities are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc.

April 2017	PS-21

Citigroup Global Markets Holdings Inc.
Barrier Securities Based on Shares of the Deutsche X-trackers Harvest CSI 300 China A-Shares ETF Due May 3, 2022 will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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April 2017	PS-22